EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED BYLAWS

OF

VOLITIONRX LIMITED

a Delaware corporation

The undersigned hereby certifies that he is the duly elected, qualified and acting Corporate Secretary of VolitionRx Limited, a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation were amended by resolution of the Board of Directors of the Corporation, effective as of April 24, 2024, as follows:

Section 2.6 is hereby amended and restated in its entirety to read as follows:

2.6 Quorum. The holders of thirty-three and one-third percent (33 1/3%) of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, the holders of thirty-three and one-third percent (33 1/3%) of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Whether or not a quorum is present at a meeting of stockholders, the chairperson of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

The foregoing amendment to the Bylaws of the Corporation has not been modified, amended, rescinded or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on April 24, 2024.

/s/ Rodney Rootsaert
Rodney Rootsaert
Corporate Secretary